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                                                                       EXHIBIT 5

                                 FAEGRE & BENSON LLP
                                 2200 NORWEST CENTER
                               90 SOUTH SEVENTH STREET
                          MINNEAPOLIS, MINNESOTA 55402-3901
                                     612/336-3000
                                FACSIMILE 612/336-3026


                                  December 23, 1997


GalaGen Inc.
4001 Lexington Avenue North
Arden Hills, Minnesota  55126

Ladies and Gentlemen:

         In connection with the proposed registration under the Securities Act of 1933, as amended, of 1,269,062 shares of Common Stock, par value $.01 per share, of GalaGen Inc., a Delaware corporation (the "Company"), proposed to be sold by certain Selling Stockholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-3, dated November 26, 1997, and Amendment No. 1 thereto, dated the date hereof, relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

         1. The Company is a corporation duly organized and existing under the laws of the State of Delaware.

         2. The shares of Common Stock proposed to be sold by the Selling Stockholders named in the Registration Statement, when sold as contemplated in the Registration Statement, will be legally and validly issued and fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing therein.

                                       Very truly yours,

                                       /s/ Faegre & Benson LLP

                                       FAEGRE & BENSON LLP